EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-181269, 333-181270, and 333-211431) and Form S-3 (Nos. 333-236344, 333-42660, and 333-109211) of 3M Company of our report dated February 9, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segment reporting discussed in Note 1, as to which the date is April 26, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 26, 2022